Entity #: 197184
Date Filed: 11/03/2010
Basil L Merenda
Secretary of the Commonwealth

PENNSYLVANIA DEPARTMENT OF STATE
CORPORATION BUREAU

Statement with Respect to Shares
Domestic Business Corporation
(15 Pa.C.S. § 1522)

fics, Inc.

Corporation Service Company
565480-5

Commonwealth of Pennsylvania
STATEMENT WITH RESPECT TO SHARES 3 Page(s)

T1030765089

Fee: $70

In compliance with the requirements of 15 Pa.C.S. § 1522(b) (relating to statement with respect to shares), the undersigned corporation, desiring to state the designation and voting rights, preferences, limitations, and special rights, if any, of a class or series of its shares, hereby states that:

1. The name of the corporation is:
Safeguard Scientifics, Inc.

2. *Check and complete one of the following:*

☐ The resolution amending the Articles under 15 Pa.C.S. § 1522(b) (relating to divisions and determinations by the board), set forth in full, is as follows:

☒ The resolution amending the Articles under 15 Pa.C.S. § 1522(b) is set forth in full in Exhibit A attached hereto and made a part hereof.

3. The aggregate number of shares of such class or series established and designated by (a) such resolution, (b) all prior statements, if any, filed under 15 Pa.C.S. § 1522 or corresponding provisions of prior law with respect thereto, and (c) any other provision of the Articles is 0 shares.

4. The resolution was adopted by the Board of Directors or an authorized committee thereon on:
October 26, 2010

5. *Check, and if appropriate complete, one of the following:*

[X] The resolution shall be effective upon the filing of this statement with respect to shares in the Department of State.

[ ] The resolution shall be effective on: ____________ at ____________.
Date Hour

IN TESTIMONY WHEREOF, the undersigned corporation has caused this statement to be signed by a duly authorized officer thereof this

3rd day of November, 2010.

Safeguard Scientifics, Inc.
Name of Corporation

[signature]
Signature

Brian J. Sisko, Senior Vice President & General Counsel
Title

EXHIBIT A

Resolutions of the Board of Directors of Safeguard Scientifics, Inc. Revoking the Designation of the Series A Junior Participating Preferred Stock as a Series of Preferred Stock

WHEREAS, in February 2000, the Company adopted a shareholders' rights plan (the "Plan"); and

WHEREAS, under the Plan, each shareholder of record on March 24, 2000 received the right to purchase 1/1000 of a share of the Company's Series A Junior Participating Preferred Stock at the rate of one right for each share of the Company's common stock then held of record; and

WHEREAS, on March 9, 2000, the Company filed a Statement with Respect to Shares pursuant to Section 1522(b) of the Pennsylvania Business Corporation Law, as amended (the "BCL"), fixing and determining the rights and preferences of the Series A Junior Participating Preferred Stock pursuant to the authority expressly vested in the Board of Directors of the Company by Article 5th of the Company's Amended and Restated Articles of Incorporation, as amended; and

WHEREAS, pursuant to its terms, the Plan expired in March 2010; and

WHEREAS, pursuant to Section 1522(b) of the BCL and Article 5th of the Company's Second Amended and Restated Articles of Incorporation, as amended (the "Charter"), the Company desires to file a Statement with Respect to Shares in order to revoke the designation of the Company's Series A Junior Participating Preferred Stock.

IT IS NOW, THEREFORE:

RESOLVED, that pursuant to the authority expressly vested in the Board of Directors by Article 5th of the Company's Charter, the previous designation by the Board of Directors of the 150,000 shares of Series A Junior Participating Preferred Stock, none of which have ever been issued, shall be revoked and all shares of the Company's Preferred Stock will be undesignated and shall remain subject to the provisions of Article 5th of the Charter.